AMENDED AND RESTATED

SCP POOL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

GENERAL

1.1 Establishment of Plan. SCP Pool Corporation, a Delaware corporation (the “Company”) with principal offices located in Covington, LA, has adopted the following employee stock purchase plan for its eligible employees, effective on July 1, 1998. This Plan shall be known as the “SCP Pool Corporation Employee Stock Purchase Plan.”

1.2 Purpose. The purpose of this Plan shall be to promote the long-term growth and profitability of the Company and its subsidiaries by: (i) providing an opportunity for eligible employees to become shareholders in the Company with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available employees.

1.3 Qualification. This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under Section 423 of the Code, and the provisions of this Plan should be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

1.4 Rule 16b-3 Compliance. This Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and should be interpreted in accordance therewith.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below:

2.1 Board of Directors. The Board of Directors of SCP Pool Corporation.

2.2 Closing Market Price. The last sale price of the stock as reported in the Nasdaq National Market System on the date specified; or if no sales occurred on such day, at the mean between the closing “bid” and “asked” prices on such day; but if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the Nasdaq National Market System, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.

2.3 Code. The Internal Revenue Code of 1986, as amended from time to time.

2.4 Commencement Date. The first day of each Plan Period (January 1 and July 1). The first Commencement Date shall be July 1, 1998.

2.5 Contribution Account. The account established on behalf of the Participant to which shall be credited the amount of the Participant’s contributions pursuant to Article V.

2.6 Effective Date. July 1, 1998.

2.7 Employee. Each Employee (within the meaning of Code (S)423(b)(1)) of the Employer except: (a) any employee whose customary employment is less than one thousand (1,000) hours per year, or (b) any employee who has been employed by an Employer for less than six (6) consecutive months.

2.8 Employer. SCP Pool Corporation and any domestic corporation which is a Subsidiary of the Company (except for a Subsidiary which by resolutions of the Board of Directors is expressly not authorized to become a participating Employer). The term “Employer” shall include any domestic corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided such corporation does not affirmatively disavow this Plan. A foreign subsidiary is not authorized to become a participating Employer.

2.9 Five-Percent Shareholder. An Employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary thereof. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, as well as stock attributed to the Employee under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but shares of stock which may be issued under options shall not be counted in the total of outstanding shares in the denominator (except for shares attributable to outstanding stock options of the Employee in question, which shall be counted in the denominator).

2.10 Nasdaq. The National Association of Securities Dealers Automated Quotation System.

2.11 Participant. Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.

2.12 Plan. SCP Pool Corporation Employee Stock Purchase Plan.

2.13 Plan Administrator. The committee composed of one or more individuals to whom authority is delegated by the Board of Directors to administer the Plan. The initial committee shall be the Compensation Committee of the Board of Directors.

2.14 Plan Period. Successive periods of six (6) months (i) commencing on January 1 and ending on June 30 and (ii) commencing on July 1 and ending on December 31.

2.15 Purchase Date. The last day of each Plan Period of the Plan.

2.16 Purchase Price. The price per share of the Stock to be charged to Participants at the Purchase Date, as determined in Section 6.2.

2.17 Statutory Insider. Any individual subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, and any other person so designated by resolution of the Board of Directors.

2.18 Stock. Those shares of Common Stock of the Company, par value $.001 per share, which are reserved for issuance under the terms of this Plan.

2.19 Stock Account. The account established on behalf of the Participant to which shall be credited the shares of Stock purchased with each Participant’s contributions pursuant to Article VI.

2.20 Subsidiary. Any domestic corporation in an unbroken chain of corporations beginning with the Company each of which (other than the last corporation in the chain) owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE III

SHAREHOLDER APPROVAL

3.1 Condition Precedent. No purchases under the Plan shall be made without approval of the Plan by the shareholders of the Company. In the event the shareholders of the Company shall not approve the Plan, all rights and obligations hereunder shall be void ab initio.

3.2 Shareholder Approval Required for Certain Amendments. Without the approval of the shareholders of the Company, no amendment to this Plan shall:

  increase the number of shares reserved under the Plan, other than as provided in Section 10.3.

  materially increase the benefits accruing to the Statutory Insiders under the Plan;

  change the method of determining the Purchase Price pursuant to Section 6.2 so that the Purchase Price is reduced for Statutory Insiders, other than as provided in Section 10.3; or

  make participation in the Plan available to any person who is not an Employee.

Approval by shareholders must comply with applicable provisions of the corporate charter and bylaws of the Company and with Delaware law prescribing the method and degree of shareholder approval required for reservation and issuance of corporate stock.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1 Conditions of Eligibility. Each Employee shall become eligible to become a Participant on the Commencement Date for each Plan Period if such Employee (i) has been employed by the Employer for a continuous period of employment of at least six (6) months prior to the Commencement Date, or otherwise meets this requirement as described below, and (ii) regularly works at least 1,000 hours during the calendar year. A continuous period of employment means the absence of any interruption or termination of service as an Employee. A continuous period of employment will be treated as continuing intact while the Employee is on military, sick leave or other bona fide leave of absence as approved by the Employer, provided such leave does not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or in the case of transfers between locations of the Company or between the Company and any of its Subsidiaries. Where the period of leave exceeds 90 days and where the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship, for purposes of this plan, will be deemed to have terminated on the 91st day of such leave. A former employee that is rehired by the Company or a Subsidiary shall be eligible to become a Participant in the Plan on the Commencement Date of the next Plan Period coinciding with or following reemployment, if the employee had satisfied the Plan’s conditions of eligibility, pursuant to Sections 4.1(i) and 4.1(ii), prior to termination of employment, and the Employee is otherwise eligible to participate upon his return to employment. No Employee who is a Five-Percent Shareholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be able to purchase Stock under the Plan.

4.2 Application for Participation. Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, he or she shall complete such form and file it with his or her Employer no later than five (5) business days prior to the Commencement Date for the Plan Period for which the Employee is enrolling. The completed enrollment form shall indicate the amount of Employee contribution authorized by the Employee. A participating Employee will be deemed to have authorized the same payroll deduction for each subsequent payroll period provided that he or she is eligible to participate during each subsequent payroll period. A participating Employee may increase or decrease his or her payroll deduction as of the first day of the first full payroll period of any Plan period by filing the required form, in the time and manner prescribed by the Plan Administrator. Except as provided in Section 5.4, if any Employee does not elect to participate for any given Plan Period, such Employee may elect to participate on any future Commencement Date so long as he or she continues to meet the eligibility requirements.

4.3 Date of Participation. All Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Commencement Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.

4.4 Acquisition or Creation of Subsidiary. If the stock of a corporation is acquired by the Company or another Employer so that the acquired corporation becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall automatically become an Employer and its Employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. In the case of an acquisition, credit shall be given to Employees of the acquired Subsidiary for service with such corporation prior to the acquisition for purposes of satisfying the requirement of Section 4.1 of six (6) months continuous employment. Notwithstanding the foregoing, the Board of Directors may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer, (ii) specify that the acquired or newly created Subsidiary will become a participating Employer on a date other than the first Commencement Date after the acquisition or creation, or (iii) attach any conditions whatsoever (including denial of credit for prior service) to eligibility of the employees of the acquired or newly created Subsidiary.

ARTICLE V

CONTRIBUTION TO ACCOUNT

5.1 Employee Contributions. The Plan Administrator will cause to be established a Contribution Account and a Stock Account for each Participant under the Plan for bookkeeping purposes. The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant’s compensation an after-tax amount in an exact number of dollars during each payroll period amounting to not less than twenty-five dollars ($25.00) for each payroll period (the “payroll deduction”). The payroll deduction shall be credited to the Participant’s Contribution Account. Participant contributions will not be permitted to commence at any time during the Plan Period other than on a Commencement Date. No interest will accrue on any contributions or on the balance in a Participant’s Contribution Account.

5.2 Modification of Contribution Rate. No change shall be permitted in a Participant’s amount of withholding except upon a Commencement Date. An enrollment form designating the desired withholding rate must be filed for each Plan Period no later than five (5) business days prior to the Commencement Date for that Plan Period. Notwithstanding the foregoing, a Participant may notify the Employer at any time prior to the Purchase Date that such Participant wishes to discontinue his or her contributions. This notice shall be in writing and on such forms as provided by the Employer and shall become effective as of a date provided on the form not more than thirty (30) days following its receipt by the Employer. The Participant shall become eligible to recommence contributions on the next Commencement Date, subject to a special rule for Statutory Insiders provided in Section 5.4.

5.3 Withdrawal of Contributions. A Participant may elect to withdraw the balance of his or her Contribution Account at any time during the Plan Period prior to the Purchase Date. This election to withdraw must be in writing on such forms as may be provided by the Employer. If contributions are withdrawn in this manner, further contributions during that Plan Period will be discontinued in the manner provided in Section 5.2. and the Participant will not be permitted to make any lump sum contributions pursuant to Section 5.5 for the remainder of that Plan Period. The Participant shall become eligible to recommence contributions on the next Commencement Date, subject to a special rule for Statutory Insiders provided in Section 5.4.

5.4 Suspension for Statutory Insider. If a Statutory Insider discontinues contributions hereunder during a Plan Period, whether or not such Statutory Insider withdraws the balance of his or her Contribution Account, such person shall not become eligible to recommence contributions until the first Commencement Date occurring after the date which is six months subsequent to the later of the date of discontinuance of contributions or (if applicable) the date of withdrawal of the balance in such Statutory Insider’s Contribution Account.

5.5 Lump Sum Contribution. Subject to the limitation described in Section 5.6, a Participant, who has not during a Plan Period discontinued his or her contributions pursuant to Section 5.2 or elected to withdraw his or her contributions pursuant to Section 5.3, may make a lump sum contribution at any time during such Plan Period. The lump sum contribution shall be paid by check by the Participant and shall be credited to the Participant’s Contribution Account.

5.6 Limitation on Contributions. A Participant shall be allocated the number of shares of Stock which may be purchased with such Participant’s contributions; provided, that a Participant may purchase no more than 1,000 shares of Stock in any calendar year under this Plan (including both contributions by payroll deduction during the two Plan Periods pursuant to Section 5.1 and lump sum contributions pursuant to Section 5.5). In the case of any partial calendar year in which the Plan is in effect, a Participant shall purchase no more than the number of shares of Stock equal to (i) the number of full or partial Plan Periods in such year in which the Plan is in effect, multiplied by (ii) 500 shares of Stock). If a Participant’s total contributions should exceed this limit, the excess shall be returned to the Participant after the end of the Plan Period, without interest. Notwithstanding the foregoing, no right to purchase shares of Stock under this Plan shall permit a Participant to purchase shares of Stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company at a rate which in aggregate exceeds $25,000 of fair market value of such Stock (determined at the time the right is granted) for each calendar year in which the right is outstanding at any time.

ARTICLE VI

PURCHASE AND ISSUANCE OF STOCK

6.1 Reserved Shares of Stock. The Company shall reserve 425,000 shares of Stock for issuance upon purchase under this Plan.

6.2 Determination of Purchase Price. The Purchase Price for Stock issued under this Plan for any Plan Period shall be the lesser of (a) eighty-five percent (85%) of the Closing Market Price of the Stock on the last trading day of the Plan Period, or (b) eighty-five percent (85%) of the average of the Closing Market Price of the Stock on the Commencement Date and the Closing Market Price of the Stock on the last trading day of the Plan Period.

6.3 Purchase of Stock. On a Purchase Date, the Contribution Account of each Participant shall be used to purchase shares of Stock which shall be allocated to each Participant’s Stock Account. The maximum number of whole shares of Stock purchased shall be determined by one of the following methods:

(a) by dividing the Purchase Price into the balance of each of the Participant’s Contribution Account and purchasing the nearest whole-share amount of Stock. Any money remaining in a Participant’s Contribution Account representing a fractional share shall remain in such Participant’s Contribution Account to be used in the next Plan Period along with new contributions in the next Plan Period; provided, however, that if the Participant does not enroll for the next Plan Period, the balance remaining shall be returned to the Participant in cash; or

(b) by dividing the Purchase Price into the balance of all of the Participants’ Contribution Accounts and allocating the purchased shares among the Participants’ Share Accounts according to the amount contributed (including fractional share amounts, if any).

Shares of Stock allocated to each Participant’s Share Account shall remain uncertificated until such Participant requests the issuance of stock certificates through the procedure set forth under Section 8.1 hereto. Fractional share amounts in a Participant’s Share Account shall not be certificated but will remain in a Participant’s Stock Account or be exchanged for cash under the circumstances set forth in Section 8.1 hereto. The Plan Administrator shall determine in its discretion whether method (a) or (b) above is applied, and the method chosen shall be applied to all Participants for a given Purchase Date.

6.4 Pro-Rata Reduction of Stock. If the total number of shares of Stock to be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining authorized for issuance under Section 6.1 (subject to adjustment upon the occurrence of an event described in Section 10.3), a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Purchase Date, and any money remaining in the Contribution Accounts shall be returned to the Participants.

6.5 State Securities Laws. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any state securities law applicable to the sale of Stock to any Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant’s Contribution Account that would otherwise have been applied to the purchase of Stock.

ARTICLE VII

TERMINATION OF PARTICIPATION

7.1 Termination of Employment. Any Employee whose employment with the Employer is terminated for any reason except death, disability or retirement at or after age 65 shall cease being a Participant immediately. The balance of that Participant’s Contribution Account shall be paid to such Participant as soon as practical after such Participant’s termination.

7.2 Death. If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the balance in said Participant’s Contribution Account by notifying the Employer in writing prior to the Purchase Date next occurring after the death of the Participant. In the event no election to withdraw is made on or before the Purchase Date, the balance accumulated in the deceased Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.3. Any money remaining which is insufficient to purchase a whole share shall be paid to the legal representative. Shares purchased pursuant to this Section 7.2 may not qualify for favorable tax treatment under Code (S)423.

7.3 Retirement. If a Participant should retire from the employment of Employer at or after attaining age 65, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in such Participant’s Contribution Account by notifying the Employer in writing prior to the Purchase Date next occurring after the date such Participant retired. In the event no election to withdraw is made on or before the Purchase Date, the balance accumulated in the retired Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.3 and any money remaining which is insufficient to purchase a whole share shall be paid to the retired Participant. Shares purchased pursuant to this Section 7.3 may not qualify for favorable tax treatment under Code (S)423.

7.4 Disability. If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of “disability” in the SCP Pool Corporation Savings and Retirement Fund policy, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in such Participant’s Contribution Account by notifying the Employer in writing prior to the Purchase Date next occurring after the Participant became disabled. In the event no election to withdraw is made on or before the Purchase Date, the balance accumulated in the disabled Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.3, and any money remaining which is insufficient to purchase a whole share shall be paid to the disabled Participant.

ARTICLE VIII

OWNERSHIP OF STOCK

8.1 Issuance of Stock Certificates. Stock certificates for the number of whole shares of Stock in each Participant’s Stock Account may be issued to Participants only upon the receipt by the Plan Administrator (or its agent) of a Participant’s written request indicating the number of shares of Stock (to a maximum of the number of whole shares of Stock in the Participant’s Stock Account) for which the Participant wishes to receive certificates. Such request shall be made on a form at the time prescribed by the Plan Administrator and filed with the Plan Administrator (or its agent). Share certificates may be issued, at the request of the Participant, in the name of the Participant, jointly in the name of the Participant and a member of the Participant’s family, or to the Participant as custodian for the Participant’s child under the Gift to Minors Act. Share certificates shall be issued to the Participant as soon as practicable after receipt of Participant’s request. In addition to any restrictions on transfer set forth in Section 8.3, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any uncertificated shares of Stock allocated to a Participant’s Stock Account. Fractional share amounts shall not be certificated and shall remain in a Participant’s Stock Account or, if the Participant is withdrawing from the Plan, be exchanged for cash upon the request of the Participant (or legal representative) at a rate determined by the Closing Market Price on the trading day immediately preceding such request.

8.2 Notice to Company Upon Sales of Stock Within Two Years of Purchase. If a Participant (or former Participant) sells or otherwise disposes of any shares of Stock obtained under this Plan prior to two (2) years after the Purchase Date, such Participant must notify the Employer immediately in writing concerning such disposition.

8.3 Transfer Restrictions. No Participant shall sell, assign or otherwise transfer any shares of Stock acquired on any Purchase Date for a period of six months following such Purchase Date without the consent of the Plan Administrator. The Plan Administrator may, in its sole discretion, discontinue any Participant’s participation in the Plan for any period of time upon the occurrence of any such sale or transfer.

8.4 Cash Dividends, Stock Splits and Distributions.

  Cash Dividends. Cash dividends attributable to shares of Stock allocated to Participants’ Stock Accounts as of the record date for which such cash dividends are declared will be credited to Participants’ Contribution Accounts as of the dividend payment date and applied to Stock purchases and allocations on the next Purchase Date in accordance with the methods set forth in Articles V and VI hereof.

  Stock Distributions and Stock Splits. Stock distributions and Stock splits attributable to Stock allocated to Participants’ Stock Accounts as of the Purchase Date or the Stock split effective date will be credited directly to Participants’ Stock Accounts as of the record date and the effective date, respectively, of such Stock distributions and such Stock splits. Any cash payments by the Company made with respect to fractional shares of Stock created by Stock splits shall be credited to Participants’Contribution Accounts as of the effective date of any such stock split.

  Company shall issue, and the Plan Administrator shall allocate, such Stock rights and/or warrants directly to the appropriate Participants as though the shares of Stock allocated to the account of each such Participant were held of record by such Participant. Certificates representing such Stock rights or warrants, if any such certificates have been authorized by the Board of Directors of the Company, may be issued to Participants pursuant to the procedures set forth in Section 8.1 of this Plan.

8.5 Voting Rights. Holders of Stock have the right to vote on matters affecting the Company. If one of these matters is submitted to the shareholders for a vote, then following the record date for any shareholder meeting at which such vote is to occur, the Plan Administrator shall advise the Company of the number of Participants for whom Stock is held in Stock Accounts on such record date, and the Company shall furnish the Plan Administrator (or its agent) with sufficient sets of its proxy soliciting materials to deliver one set to each such Participant. The Plan Administrator shall thereupon forward one set to each Participant for whom allocated Stock is being held and request voting instructions. Upon receipt of voting instructions, the Plan Administrator shall vote the Stock as instructed. The Plan Administrator shall not vote any Stock allocated to a Participant’s Stock Account unless voting instructions have been received from the Participant.

8.6 Records and Reports to Participants. The Plan Administrator shall cause to be maintained true and accurate books of account, and a record of all transactions under the Plan, and such accounts, books and records relating thereto shall be open to inspection and audit by such person or persons designated by the Company. At least annually, but in all cases on or before March 31 of each year, the Plan Administrator shall file with the Chief Financial Officer of the Company a written report setting forth all receipts and disbursements and other transactions effected on behalf of the Plan during the last preceding Plan year, including a description of all Stock purchased together with the cost of all such Stock. Such report shall also disclose any liabilities of the Plan and shall show, as of the close of the Plan year, the value of each active Contribution Account and Stock Account of each Participant together with the record of Stock certificates delivered to each of the Participants during such Plan year. The Plan Administrator shall have the right to maintain one or more bank accounts for funds contributed to the Plan, and to make deposits in and withdrawals therefrom in connection with its administration of the Plan.

An annual report shall be rendered to each Participant in the Plan annually within 90 days after the close of the Plan year, showing for the Plan year just ended: (i) the amounts of Employee payroll deductions made for each Participant; (ii) the amounts of cash dividends credited to such Participant’s Contribution Account; (iii) the number of shares of Stock acquired for such Participant’s Stock Account (including the amounts of Stock distributions or Stock splits so allocated or credited); (iv) the cost to the Participant per share of Stock purchased for such Participant; (v) the number of shares, if any, for which certificates were delivered to such Participant; and (vi) the beginning and ending balances in the Participant’s Stock Account and Contribution Account.

ARTICLE IX

ADMINISTRATION AND AMENDMENT

9.1 Administration. The Plan Administrator shall (i) administer the Plan and keep records of the Stock Account and Contribution Account balances of each Participant, (ii) interpret the Plan, and (iii) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Purchase Price, and all other matters of administration. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other Employees who are Participants.) The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedure that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

9.2 Amendment. The Board of Directors of the Company may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, the balance in each Participant’s Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.2 shall become effective until and unless such amendment is approved by the shareholders of the Company.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. The Employer will pay all expenses of administering the Plan that may arise in connection with the Plan. No expenses attributable to a Participant’s sale of Stock, however, will be borne by the Employer.

10.2 No Contract of Employment. Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

10.3 Adjustment Upon Changes in Stock. The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Purchase Price as provided in Section 6.2, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of the Company, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall disregarded and the number of shares available under the Plan shall be the next lower number of shares, rounding all fractions downward.

10.4 Employer’s Rights. The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments. reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

10.5 Limit on Liability. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Company or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against the Company, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or other wise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.

10.6 Gender and Number. For the purposes of the Plan, unless the contrary is clearly indicated. the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

10.7 Governing Law. The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Delaware, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury regulations promulgated thereunder.

10.8 Headings. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

10.9 Severability. If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.